Exhibit 99.1

In the first quarter of fiscal 2014, we announced a realignment of our operating responsibilities and a related change to our segments for financial reporting purposes. Following the realignment we will be reporting our results of operations in the following four reportable segments: Corrugated Packaging, consisting of our containerboard mills and our corrugated converting operations; Consumer Packaging, consisting of our coated and uncoated paperboard mills and consumer packaging converting operations; Merchandising Displays, consisting of our display and contract packaging services; and Recycling, which consists of our recycled fiber brokerage and collection operations. The change primarily reflects: the creation of a Merchandising Displays segment which has been removed from the Consumer Packaging segment; the realignment of one facility from our Corrugated Packaging segment to our Merchandising Displays segment; and, we have changed the way we report net sales from our Recycling facilities to our mills in our Corrugated Packaging and Consumer Packaging segments. The impact of the change is to no longer record the shipment of recovered paper to these mills as an intersegment sale, but instead to record these transactions as a transfer of inventory at the Recycling segment's cost plus an administrative fee, which is earned for the procurement of recovered fiber and recorded as revenue in the Recycling segment. This revenue is eliminated as an intersegment sale upon consolidation. We have reclassified our results for all periods presented to reflect these changes.

Corrugated Packaging Segment

We are one of the largest producers of linerboard and corrugated medium (“containerboard”) measured by tons produced and one of the largest producers of high graphics preprinted linerboard in North America. We operate an integrated system that manufactures primarily containerboard, corrugated sheets, corrugated packaging and preprinted linerboard for sale to consumer and industrial products manufacturers and corrugated box manufacturers. We produce a full range of high-quality corrugated containers designed to protect, ship, store and display products made to our customers' merchandising and distribution specifications. We also convert corrugated sheets into corrugated products ranging from one-color protective cartons to graphically brilliant point-of-purchase packaging. Our corrugated container plants serve local customers and large national accounts. Corrugated packaging is used to provide protective packaging for shipment and distribution of food, paper, health and beauty and other household, consumer, commercial and industrial products and in the case of graphically enhanced corrugated packaging for retail sale, particularly in club store locations and to a lesser extent retail sale. We provide customers with innovative packaging solutions to advertise and sell their products. We also provide structural and graphic design, engineering services and custom, proprietary and standard automated packaging machines, offering customers turn-key installation, automation, line integration and packaging solutions. To make corrugated sheet stock, we feed linerboard and corrugated medium into a corrugator that flutes the medium to specified sizes, glues the linerboard and fluted medium together and slits and cuts the resulting corrugated paperboard into sheets to customer specifications. Our containerboard mills and corrugated container operations are integrated with the majority of our containerboard production used internally by our corrugated container operations. Sales of corrugated packaging products to external customers accounted for 68.6%, 65.7% and 49.7% of our net sales in fiscal 2013, 2012 and 2011, respectively.

Consumer Packaging Segment

We believe we operate one of the lowest cost coated recycled paperboard mill systems in North America and are one of the largest North American manufacturers of 100% coated recycled paperboard measured by tons produced. We operate coated and uncoated paperboard mills and consumer packaging converting operations. Our consumer packaging converting operations include folding carton converting operations as well as our 65% owned solid fiber interior packaging converting operations. We operate an integrated system of recycled mills and a bleached paperboard mill that produce paperboard for our converting operations and third parties. We manufacture bleached paperboard and market pulp at our Demopolis, AL mill and believe it is one of the lowest cost solid bleached sulphate paperboard mills in North America because of cost advantages achieved through original design, process flow, relative age of its recovery boiler and hardwood pulp line replaced in the early 1990s and access to hardwood and softwood fiber. We internally consume or sell our coated recycled and bleached paperboard to manufacturers of folding cartons, and other paperboard products. Our uncoated recycled paperboard mills primarily produce specialty paperboard for our solid fiber interior packaging converting operations and third parties, and our Seven Hills Paperboard LLC (“Seven Hills”) joint venture manufactures gypsum paperboard liner for sale to our joint venture partner. We sell our specialty recycled paperboard to manufacturers of solid fiber interior packaging, tubes and cores, and other paperboard products. We also convert specialty paperboard into book covers and other products.

We are one of the largest manufacturers of folding cartons in North America and believe we are the largest manufacturer of solid fiber partitions in North America measured by net sales. Our folding cartons are used to package food, paper, health and beauty and other household consumer, commercial and industrial products primarily for retail sale. We also manufacture express mail envelopes for the overnight courier industry. Folding cartons typically protect customers’ products during shipment and distribution and employ graphics to promote them at retail. We manufacture folding cartons from recycled and virgin paperboard, laminated paperboard and various substrates with specialty characteristics such as grease masking and microwaveability. We print, coat, die-cut and glue the cartons to customer specifications and ship finished cartons to customers for assembling, filling and sealing. We employ a broad range of offset, flexographic, gravure, backside printing, coating and finishing technologies and support our customers with new package development, innovation and design services and package testing services. We manufacture and sell our solid fiber and corrugated partitions and die-cut paperboard components principally to glass container manufacturers and producers of beer, food, wine, spirits, cosmetics and pharmaceuticals and to the automotive industry. Sales of consumer packaging products to external customers accounted for 19.6%, 20.5% and 34.8% of our net sales in fiscal 2013, 2012 and 2011, respectively.

Merchandising Displays Segment

We believe we are the largest manufacturer of temporary promotional point-of-purchase displays in North America measured by net sales. We manufacture and assemble (pack out) temporary and permanent point-of-purchase displays. We design, manufacture and, in many cases, pack temporary displays for sale to consumer products companies. These displays are used as marketing tools to support new product introductions and specific product promotions in mass merchandising stores, supermarkets, convenience stores, home improvement stores and other retail locations. We also design, manufacture and, in some cases, pre-assemble permanent displays for the same categories of customers. We make temporary displays primarily from corrugated paperboard. Unlike temporary displays, permanent displays are restocked and, therefore, are constructed primarily from metal, plastic, wood and other durable materials. We provide contract packing services such as multi-product promotional packing and product manipulation such as multipacks and onpacks. We manufacture lithographic laminated packaging for sale to our customers that require packaging with high quality graphics and strength characteristics. Sales of merchandising display products to external customers accounted for 6.9%, 7.0% and 8.5% of our net sales in fiscal 2013, 2012 and 2011, respectively.

Recycling Segment

We believe we are one of the largest paper recyclers in North America. Our recycled fiber brokerage and collection operations provide a strategic advantage to our mills. Our recycling operations procure recovered paper (also known as recycled fiber) for our paper mills as well as for third parties from factories, warehouses, commercial printers, office complexes, grocery and retail stores, document storage facilities, paper converters and other wastepaper collectors. We handle a wide variety of grades of recovered paper, including old corrugated containers, office paper, box clippings, newspaper and print shop scraps. We invest in single-stream sorting capabilities at select strategic operations to improve plant performance and our access to fiber supply. We operate recycling facilities that collect, sort, grade and bale recovered paper and after sorting and baling, we transfer it to our paperboard mills for processing, or sell it, principally to U.S. manufacturers of paperboard as well as manufacturers of tissue, newsprint, roofing products and insulation and to export markets. We also collect aluminum and plastics for resale to manufacturers of these products. Our waste services business arranges recycling and waste disposal services for its customers. We operate a nationwide fiber marketing and brokerage system that serves large regional and national accounts as well as our recycled paperboard and containerboard mills and sells scrap materials from our converting businesses and mills. Brokerage contracts provide bulk purchasing, often resulting in lower prices and cleaner recovered paper. Many of our recycling facilities are located close to our recycled paperboard and containerboard mills, ensuring availability of supply with reduced shipping costs. Sales to external customers accounted for 4.9%, 6.8% and 7.0% of our net sales in fiscal 2013, 2012 and 2011, respectively.

The following table shows selected operating data for our reportable segments (in millions):

	Years Ended September 30,
	2013	2012	2011
Net sales (aggregate):
Corrugated Packaging	$6,661.7	$6,169.4	$2,766.3
Consumer Packaging	1,898.7	1,919.3	1,910.3
Merchandising Displays	674.6	656.0	468.0
Recycling	494.1	650.5	383.3
Total	$9,729.1	$9,395.2	$5,527.9
Less net sales (intersegment):
Corrugated Packaging	$115.6	$122.3	$81.7
Consumer Packaging	25.1	25.9	28.4
Merchandising Displays	17.1	14.6	11.2
Recycling	25.9	24.8	7.0
Total	$183.7	$187.6	$128.3
Net sales (unaffiliated customers):
Corrugated Packaging	$6,546.1	$6,047.1	$2,684.6
Consumer Packaging	1,873.6	1,893.4	1,881.9
Merchandising Displays	657.5	641.4	456.8
Recycling	468.2	625.7	376.3
Total	$9,545.4	$9,207.6	$5,399.6
Segment income:
Corrugated Packaging	$678.8	$363.7	$241.1
Consumer Packaging	231.3	277.2	222.6
Merchandising Displays	64.4	70.3	53.2
Recycling	14.4	7.1	14.8
Segment income	988.9	718.3	531.7
Restructuring and other costs, net	(78.0)	(75.2)	(93.3)
Non-allocated expenses	(92.1)	(109.7)	(79.5)
Interest expense	(106.9)	(119.7)	(88.9)
Loss on extinguishment of debt	(0.3)	(25.9)	(39.5)
Interest income and other (expense) income, net	(0.9)	1.3	(15.0)
Income before income taxes	$710.7	$389.1	$215.5

The following table shows selected operating data for our reportable segments (in millions):

	Years Ended September 30,
	2013		2012	2011
Identifiable assets:
Corrugated Packaging	$8,233.8		$8,297.1	$8,155.5
Consumer Packaging	1,464.4		1,454.1	1,452.1
Merchandising Displays	349.9		304.6	283.3
Recycling	231.7		248.9	308.3
Assets held for sale	14.3		9.6	31.9
Corporate	439.3		372.8	334.9
Total	$10,733.4		$10,687.1	$10,566.0

Goodwill:
Corrugated Packaging	$1,447.0		$1,448.2	$1,427.4
Consumer Packaging	327.6		329.6	326.8
Merchandising Displays	34.6		34.6	33.9
Recycling	52.9		52.9	$51.3
Total	$1,862.1		$1,865.3	$1,839.4

Depreciation, depletion and amortization:
Corrugated Packaging	$426.7		$410.5	$163.6
Consumer Packaging	88.8		86.2	85.4
Merchandising Displays	10.8		10.7	6.9
Recycling	12.7		13.4	5.0
Corporate	13.2		13.5	17.4
Total	$552.2		$534.3	$278.3

Capital expenditures:
Corrugated Packaging	$306.1		$327.7	$74.3
Consumer Packaging	83.5		75.8	100.9
Merchandising Displays	17.1		8.0	5.4
Recycling	11.3		10.3	14.0
Corporate	22.4		30.6	4.8
Total	$440.4	—	$452.4	$199.4

Segment Data – Net Sales (Aggregate), Segment Income and Return on Sales

Corrugated Packaging Segment (Aggregate Before Intersegment Eliminations)

	Net Sales (Aggregate)	Segment Income	Return on Sales
	(In millions, except percentages)
Fiscal 2011
First Quarter	$197.6	$37.2	18.8%
Second Quarter	208.8	29.9	14.3
Third Quarter	733.8	24.4	3.3
Fourth Quarter	1,626.1	149.6	9.2
Total	$2,766.3	$241.1	8.7%

Fiscal 2012
First Quarter	$1,522.2	$109.3	7.2%
Second Quarter	1,504.7	68.6	4.6
Third Quarter	1,545.3	73.3	4.7
Fourth Quarter	1,597.2	112.5	7.0
Total	$6,169.4	$363.7	5.9%

Fiscal 2013
First Quarter	$1,589.8	$137.6	8.7%
Second Quarter	1,608.2	107.6	6.7
Third Quarter	1,719.3	196.1	11.4
Fourth Quarter	1,744.4	237.5	13.6
Total	$6,661.7	$678.8	10.2%

Net Sales (Aggregate) — Corrugated Packaging Segment

Net sales before intersegment eliminations for the Corrugated Packaging segment increased $492.3 million in fiscal 2013 compared to fiscal 2012 primarily due to higher corrugated selling prices and volumes.

Net sales before intersegment eliminations for the Corrugated Packaging segment increased $3,403.1 million in fiscal 2012 compared to fiscal 2011 primarily due to the full year inclusion of the Smurfit-Stone operations following the May 27, 2011 Smurfit-Stone Acquisition, which was partially offset by lower corrugated selling prices.

Segment Income — Corrugated Packaging Segment

Segment income attributable to the Corrugated Packaging segment in fiscal 2013 increased $315.1 million to $678.8 million compared to segment income of $363.7 million in fiscal 2012. The increase in segment income was primarily a result of higher selling prices, higher volumes and increased synergies. Other notable factors impacting segment income in fiscal 2013 were: a $33.0 million increase in amortization of major maintenance outage expense; a $16.2 million increase in depreciation and amortization expense due to capital investments, net of a $11.4 million reduction in amortization expense related to a restructuring and extension of a steam supply contract; income of $12.2 million related to recording an additional value of spare parts at our containerboard mills acquired in the Smurfit-Stone Acquisition; income of $9.2 million for the early termination of an energy supply contract, net of boiler start-up costs; and $7.5 million of increased maintenance expense. Additionally, at our mills, chemical costs increased $21.7 million or $3 per ton, energy costs decreased approximately $21.0 million or $3 per ton, and aggregate fiber costs increased approximately $8.2 million or $1 per ton, each on a volume adjusted basis. Freight expense in the segment increased $30.5 million, in part due to higher volumes. Segment income in fiscal 2012 was reduced by $6.7 million of pre-tax losses at our closed Matane, Quebec containerboard mill and $0.8 million of pre-tax acquisition inventory step-up expense.

Segment income attributable to the Corrugated Packaging segment in fiscal 2012, adjusted to eliminate $6.7 million of pre-tax losses at our closed Matane, Quebec containerboard mill and $0.8 million of pre-tax acquisition inventory step-up expense, increased $70.7 million to $371.2 million compared to segment income of $300.5 million in fiscal 2011, adjusted to eliminate $59.4 million of pre-tax acquisition inventory step-up expense primarily due to the Smurfit-Stone Acquisition. Our legacy

RockTenn containerboard mills recycled fiber costs decreased approximately $26.7 million or $27 per ton compared the prior year. Amortization of major maintenance outage expense in our containerboard mills in fiscal 2012 increased $47.7 million to $50.3 million compared to $2.6 million in fiscal 2011. In fiscal 2012, segment income was reduced relative to our expectations by an estimated $34 million due to the impact of higher start-up costs and lost production after the major capital investments at our Hodge, LA mill.

Consumer Packaging Segment (Aggregate Before Intersegment Eliminations)

	Net Sales (Aggregate)	Segment Income	Return on Sales
	(In millions, except percentages)
Fiscal 2011
First Quarter	$455.6	$59.0	12.9%
Second Quarter	479.3	50.3	10.5
Third Quarter	478.0	50.7	10.6
Fourth Quarter	497.4	62.6	12.6
Total	$1,910.3	$222.6	11.7%

Fiscal 2012
First Quarter	$464.9	$62.0	13.3%
Second Quarter	484.1	64.5	13.3
Third Quarter	473.9	69.7	14.7
Fourth Quarter	496.4	81.0	16.3
Total	$1,919.3	$277.2	14.4%

Fiscal 2013
First Quarter	$452.8	$54.9	12.1%
Second Quarter	468.3	50.5	10.8
Third Quarter	482.1	59.1	12.3
Fourth Quarter	495.5	66.8	13.5
Total	$1,898.7	$231.3	12.2%

Net Sales (Aggregate) — Consumer Packaging Segment

Net sales decreased 1.1% for the Consumer Packaging segment in fiscal 2013 compared to fiscal 2012 primarily due to generally lower selling prices across the segment and decreased volumes due to the planned major maintenance outage at our Demopolis, AL bleached paperboard mill which was largely offset by increased recycled mill and converting volumes. Adjusted to remove the fiscal 2012 impact of the termination and settlement of a paperboard supply agreement noted below, sales would have been essentially flat. The annual maintenance outage at our Demopolis mill generally varies in size every other year; the current year was a major outage and the prior year was of a shorter duration. Aggregate mill tons shipped increased 2.5%.

The 0.5% increase in net sales for the Consumer Packaging segment in fiscal 2012 compared to fiscal 2011 was primarily due to generally higher selling prices in the segment. Bleached paperboard, market pulp and specialty paperboard tons shipped increased 5.4%, 4.4% and 0.8%, respectively, and coated recycled paperboard tons shipped decreased 2.7%.

Segment Income — Consumer Packaging Segment

Segment income of the Consumer Packaging segment in fiscal 2013 decreased $45.9 million, primarily due to generally lower selling prices, increased virgin fiber, energy and other commodity costs that were partially offset by lower recycled fiber costs. At our mills, virgin fiber costs increased $10.0 million or $23 per ton, energy costs increased $9.6 million or $7 per ton, and recycled fiber costs decreased approximately $16.7 million or $19 per ton compared to the prior year. The change in segment income was also impacted by $16.1 million received in connection with the termination and settlement of a paperboard supply agreement, net of legal fees in fiscal 2012 that were partially offset by $13.8 million of increased income in fiscal 2013 as compared to fiscal 2012 related to the partial settlement of property damage claims associated with the fiscal 2012 turbine failure at our Demopolis, AL mill and related business interruption costs recorded in fiscal 2012.

Segment income of the Consumer Packaging segment in fiscal 2012 increased $54.6 million, primarily due to $16.1 million received in connection with the termination and settlement of a paperboard supply agreement, net of legal fees in fiscal 2012, and generally higher selling prices, and lower recycled fiber and energy costs that were partially offset by higher freight and chemical costs. At our mills, recycled fiber costs decreased approximately $20.7 million or $24 per ton, energy costs decreased $8.7 million or $7 per ton and chemical costs increased approximately $5.0 million or $4 per ton. Freight expense increased $6.3 million in the segment. Fiscal 2012 segment income included a gain of $5.8 million for an insurance recovery related to a turbine failure at our Demopolis, AL mill, which was partially offset by $3.9 million of business interruption costs related to the turbine failure and a charge for unrecoverable insurance claims in the period. Segment income in fiscal 2011 was impacted by the Demopolis, AL mill planned major maintenance outage.

Merchandising Displays Segment (Aggregate Before Intersegment Eliminations)

	Net Sales (Aggregate)	Segment Income	Return on Sales
	(In millions, except percentages)
Fiscal 2011
First Quarter	$93.1	$12.2	13.1%
Second Quarter	92.6	10.9	11.8
Third Quarter	106.3	10.6	10.0
Fourth Quarter	176.0	19.5	11.1
Total	$468.0	$53.2	11.4%

Fiscal 2012
First Quarter	$159.1	$18.3	11.5%
Second Quarter	168.0	20.0	11.9
Third Quarter	158.5	14.1	8.9
Fourth Quarter	170.4	17.9	10.5
Total	$656.0	$70.3	10.7%

Fiscal 2013
First Quarter	$161.9	$11.8	7.3%
Second Quarter	162.1	12.7	7.8
Third Quarter	166.4	17.2	10.3
Fourth Quarter	184.2	22.7	12.3
Total	$674.6	$64.4	9.5%

Net Sales (Aggregate) — Merchandising Displays Segment

Our Merchandising Displays segment net sales increased $18.6 million in fiscal 2013 compared to fiscal 2012 primarily due to higher volumes.

Our Merchandising Displays segment net sales increased $188.0 million in fiscal 2012 compared to fiscal 2011 primarily due to increased display sales, including those from facilities acquired in the Smurfit-Stone Acquisition.

Segment Income — Merchandising Displays Segment

Segment income attributable to the Merchandising Displays segment decreased $5.9 million in fiscal 2013 compared to fiscal 2012 primarily due to higher containerboard prices used in promotional displays which were partially offset by the impact of higher volumes.

Segment income attributable to the Merchandising Displays segment increased $17.1 million in fiscal 2012 compared to fiscal 2011 primarily due to income from the facilities acquired in the Smurfit-Stone Acquisition which was partially offset by higher freight expense adjusted for acquisitions.

Recycling Segment (Aggregate Before Intersegment Eliminations)

	Net Sales (Aggregate)	Segment Income	Return on Sales
	(In millions, except percentages)
Fiscal 2011
First Quarter	$32.0	$2.3	7.2%
Second Quarter	31.0	2.6	8.4
Third Quarter	98.0	4.6	4.7
Fourth Quarter	222.3	5.3	2.4
Total	$383.3	$14.8	3.9%

Fiscal 2012
First Quarter	$171.0	$3.5	2.0%
Second Quarter	172.3	4.2	2.4
Third Quarter	170.0	2.2	1.3
Fourth Quarter	137.2	(2.8)	(2.0)
Total	$650.5	$7.1	1.1%

Fiscal 2013
First Quarter	$126.8	$4.3	3.4%
Second Quarter	130.7	3.5	2.7
Third Quarter	123.6	2.0	1.6
Fourth Quarter	113.0	4.6	4.1
Total	$494.1	$14.4	2.9%

Net Sales (Aggregate) — Recycling Segment

Our Recycling segment net sales decreased $156.4 million in fiscal 2013 compared to fiscal 2012 primarily due to lower selling prices and lower volumes due in part to the reduced number of operating facilities and our exiting from low margin business.

Our Recycling segment net sales increased $267.2 million in fiscal 2012 compared to fiscal 2011 primarily due to the full year inclusion of the Smurfit-Stone operations following the May 27, 2011 Smurfit-Stone Acquisition, which were partially offset by lower selling prices.

Segment Income — Recycling Segment

Segment income attributable to the Recycling segment increased $7.3 million in fiscal 2013 compared to fiscal 2012 primarily due to operational execution and cost structure improvements, including facility closures.

Segment income attributable to the Recycling segment decreased $7.7 million in fiscal 2012 compared to fiscal 2011. Income from increased sales from the Smurfit-Stone Acquisition was more than offset by the impact of margin compression from lower selling prices. The declining prices resulted in a lower of cost or market inventory charge of $1.8 million and we incurred $1.4 million of increased bad debt expense.